Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: April 1, 2013

CRC Health Corporation Reports Operating Results

For the Three Months and Twelve Months Ended December 31, 2012

CUPERTINO, CA, April 1, 2013—CRC Health Corporation, a leading provider of substance abuse treatment and adolescent youth services, announced its results for the three and twelve months ended December 31, 2012.

“Our operating results for 2012 were mixed. We delivered revenue growth in our recovery business, primarily as a result of strong performance in our CTC facilities. Our youth business also grew relative to last year, but our weight management business underperformed. The real message associated with 2012 is that we’ve made critical investments that position us well for the dramatic changes occurring in our country given healthcare reform,” said R. Andrew Eckert, Chief Executive Officer.

Twelve Months Ended December 31, 2012 Operating Results:

Net client service revenues for the twelve months ended December 31, 2012 increased $9.7 million, or 2%, to $452.3 million compared to the same period in 2011. For the twelve months ended December 31, 2012, operating income decreased $3.1 million, or 5%, to $64.8 million, compared to the same period in 2011. Adjusted EBITDA decreased $2.3 million, or 2%, to $102.3 million compared the same period in 2011.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Twelve Months Ended December 31,
			2012 vs 2011
	2012	2011	$ Change	% Change
Net client service revenues:
Recovery	$354,417	$344,780	$9,637	3%
Youth	71,694	68,190	3,504	5%
Weight Management	26,095	29,454	(3,359)	(11)%
Corporate	70	140	(70)	(50)%

Total net client service revenues	$452,276	$442,564	$9,712	2%

Operating expenses:
Recovery	$246,350	$238,721	$7,629	3%
Youth	76,823	76,088	735	1%
Weight management	29,669	25,516	4,153	16%
Corporate	34,678	34,389	289	1%

Total operating expenses	$387,520	$374,714	$12,806	3%

Operating income (loss):
Recovery	$108,067	$106,059	$2,008	2%
Youth	(5,129)	(7,898)	2,769	35%
Weight Management	(3,574)	3,938	(7,512)	(191)%
Corporate	(34,608)	(34,249)	(359)	(1)%

Total operating income	$64,756	$67,850	$(3,094)	(5)%

Adjusted EBITDA:
Recovery	$120,856	$118,495	$2,361	2%
Youth	1,665	1,380	285	21%
Weight Management	1,568	5,941	(4,373)	(74)%
Corporate	(21,810)	(21,251)	(559)	(3)%

Total Adjusted EBITDA	$102,279	$104,565	$(2,286)	(2)%

Adjusted EBITDA margin: (1)
Recovery	34%	34%
Youth	2%	2%
Weight Management	6%	20%
Total Adjusted EBITDA margin	23%	24%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.

Twelve Months Ended December 31, 2012 Compared to Twelve Months Ended December 31, 2011

Recovery:

•

Net client service revenues increased $9.6 million, or 3%, primarily due to an $11.4 million increase from our CTC facilities, offset by a $1.7 million decrease in residential and outpatient facilities. The increase in revenues at our CTC facilities was due to a combination of increased patient days at our facilities driven by marketing programs and clinically appropriate retention efforts, increased patient days resulting from new CTC facilities that were acquired and opened during the fourth quarter of 2011, and certain rate increases across our facilities. The decrease in revenues at our residential facilities was primarily driven by an admission suspension, in November 2011, at one of our Recovery residential facilities New Life Lodge. This facility re-opened in April 2012. This decrease in revenues was partially offset by an increase in patient days at our other residential facilities.

•

Operating expense increased by $7.6 million, or 3%, primarily as a result of increased investment in sales and marketing, clinical quality management and finance, as well as increases in salaries and benefits to support the increase in patient days and the new CTC facilities that were acquired and opened in the fourth quarter of 2011. These increases were partially offset by a decrease in operating expenses due to the closure of our New Life Lodge facility during the first quarter of 2012, a decrease in provision for doubtful accounts of $1.5 million, resulting from an improved receivables management and a further decrease of $0.5 million due to an intangible trade name impairment charge recorded in 2011.

•	Adjusted EBITDA increased $2.4 million, or 2%, to $120.9 million from the comparable prior-year period.

Youth:

•

Net client service revenues increased by $3.5 million, or 5%, due to increases of $2.6 million, and $0.9 million, in our residential facilities and outdoor programs, respectively. Residential program revenues increased due to a slight increase in patient days and increased revenue per patient day. Outdoor program revenues improved due to increased revenue per patient day, partially offset by a small decrease in patient days.

•

Operating expense increased by $0.7 million, or 1%, primarily due increases in investment in sales and marketing and clinical quality management. This increase was offset by decreases in salaries and benefits of $2.5 million, depreciation expense of $0.5 million and an asset impairment charge of $1.7 million.

•	Adjusted EBITDA increased $0.3 million, or 21%, to $1.7 million from the comparable prior-year period.

Weight Management:

•

Net client service revenues decreased by $3.4 million, or 11%, primarily due to a 13% decrease in patient days resulting from a decline in enrollment at our weight loss programs, partially offset by an increase in revenue per patient day.

•

Operating expenses increased by $4.2 million or 16%. This increase was due primarily to a goodwill impairment charge of $4.8 million in 2012, the effects of which were partially offset by a decrease in certain non-recurring expenses and a decrease in operating costs at our weight loss programs in response to the decline in enrollment.

•	Adjusted EBITDA decreased $4.4 million, or 74%, to $1.6 million from the comparable prior-year period.

Corporate:

•

Operating expense increased by $0.3 million or 1%. This increase is primarily due to an increase in professional fees, partially offset by a decrease in debt financing costs as well as a reduction in other operating expenses.

Three Months Ended December 31, 2012 Operating Results:

Net client service revenues for the three months ended December 31, 2012 increased $5.1 million, or 5%, to $109.4 million compared to the same period in 2011. For the three months ended December 31, 2012, operating income increased $2.9 million, or 42%, to $9.9 million compared to the same period in 2011. Adjusted EBITDA increased $2.5 million, or 13%, to $21.3 million compared the same period in 2011.

The following table presents our net client service revenues, operating income (loss), Adjusted EBITDA and Adjusted EBITDA margin by division (in thousands, except for percentages):

	Three Months Ended December 31,
				2012 vs 2011
	2012		2011	$ Change	% Change
Net client service revenues:
Recovery	$89,213		$83,679	$5,534	7%
Youth	15,530		15,508	22	—%
Weight Management	4,667		5,120	(452)	(9)%
Corporate	14		28	(15)	(52)%

Total net client service revenues	$109,424		$104,335	$5,089	5%

Operating expenses:
Recovery	$64,032		$62,598	$1,434	2%
Youth	21,818		20,485	1,333	7%
Weight management	5,238		4,784	454	9%
Corporate	8,447		9,498	(1,051)	(11)%

Total operating expenses	$99,535		$97,365	$2,170	2%

Operating income (loss):
Recovery	$25,181		$21,081	$4,100	19%
Youth	(6,288)		(4,977)	(1,311)	26%
Weight Management	(571)		335	(906)	(270)%
Corporate	(8,433)		(9,469)	1,036	11%

Total operating income	$9,889		$6,970	$2,919	42%

Adjusted EBITDA:
Recovery	$28,811		$25,122	$3,689	15%
Youth	(1,719)		(480)	(1,239)	258%
Weight Management	(208)		603	(811)	(134)%
Corporate	(5,602)		(6,060)	458	8%

Total Adjusted EBITDA	$21,282		$19,185	$2,097	11%

Adjusted EBITDA margin: (1)
Recovery	32%		30%
Youth	(11	) %	(3)%
Weight Management	(4	) %	12%
Total Adjusted EBITDA margin	19%		18%

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net client service revenues.

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

Recovery:

•

Net client service revenues increased $5.5 million, or 7%, primarily due to a $3.3 million increase from our CTC facilities and a $3.0 million increase at our residential facilities driven primarily by increased patient days.

•

Operating expense increased by $1.4 million, or 2%, primarily as a result of increased investment in sales and marketing, clinical quality management and finance, as well as increases in salaries and benefits to support the increase in patient days and the new CTC facilities that were acquired and opened in the fourth quarter of 2011. These increases were partially offset by $0.5 million due to an intangible trade name impairment charge recorded in 2011.

•	Adjusted EBITDA increased $3.7 million, or 15%, to $28.8 million from the comparable prior-year period.

Youth:

•	Net client service revenues remained relatively flat quarter over quarter, with a slight increase of less than $0.1 million.

•

Operating expense increased by $1.3 million, or 7%, primarily due increases in investment in sales and marketing, finance and clinical quality management of $1.3 million, a $0.1 million increase bad debt expense, and an asset impairment charge of $0.2 million. This increase was offset by decreases in salaries and wages of $0.1 million and depreciation and amortization expenses of $0.1 million.

•	Adjusted EBITDA decreased $1.2 million to an adjusted EBITDA loss of $1.7 million from the comparable prior-year period.

Weight Management:

•

Net client service revenues decreased by $0.5 million, or 9%, primarily due to a decrease in patient days resulting from a decline in enrollment at our weight loss programs, partially offset by an increase in revenue per patient day.

•

Operating expense increased by $0.5 million, or 9%, primarily due to a $0.2 million loss on disposal of fixed assets, a $0.1 million increase in salaries and wages, and increases of $0.1 million related to claims and settlements and business insurance, respectively. This was offset by a $0.1 million decrease in depreciation expense.

•	Adjusted EBITDA decreased $0.8 million to $0.2 million from the comparable prior-year period.

Corporate:

•

Operating expense decreased by $1.0 million primarily due to an increase in salaries and wages of $1.6 million and professional fees of $0.4 million, partially offset by a decrease in stock based compensation expense of $0.7 million as well as decreases in other operating expenses.

Non-GAAP Financial Measures:

Under the terms of the our borrowing arrangements, we are required to comply with various covenants, including the maintenance of certain financial ratios, the calculations of which are based on Adjusted EBITDA, as defined in our credit agreements. As of December 31 2012, we were in compliance with all such covenants. A breach of these could result in a default under our credit facilities and in our being unable to borrow additional amounts under our revolving credit facility. If an event of default occurs, the lenders could elect to declare all amounts borrowed under our credit facilities to be immediately due and payable and the lenders under our term loans and revolving credit facility could proceed against the collateral securing the indebtedness.

The computation of Adjusted EBITDA is provided below to provide an understanding of the impact that Adjusted EBITDA has on our ability to comply with certain covenants in our borrowing arrangements that are tied to these measures and to borrow under the credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP) and is not being presented as an indicator of operating performance or a measure of liquidity. Other companies may define Adjusted EBITDA differently and as a result, such measures may not be comparable to our Adjusted EBITDA.

The following table reconciles our net income to our Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net Income	$(144)	$(3,675)	$6,277	$2,540
Depreciation and amortization (1)	5,654	5,009	20,445	19,762
Income tax expense (1)	(2,781)	(925)	6,307	5,758
Interest expense (1)	12,149	10,567	48,970	45,328

EBITDA	14,878	10,976	81,999	73,388
Adjustments to EBITDA:
Discontinued operations	574	529	2,054	4,183
Asset impairment (1)	3,813	4,609	3,813	9,009
Goodwill impairment	—	—	4,840	—
Non-impairment restructuring activities (1)	402	1,027	1,516	9,701
Stock-based compensation expense	590	1,324	2,317	3,384
Foreign exchange translation	1	7	(45)	42
Loss (gain) on fixed asset disposal (1)	227	7	1,249	(117)
Management fees	575	590	3,009	2,545
Non-recurring legal costs	200	116	1,334	254
Debt costs	69	56	362	1,130
Other non-cash charges and non-recurring costs, net	(47)	(56)	(169)	1,046

Total adjustments to EBITDA	6,404	8,209	20,280	31,177

Adjusted EBITDA	$21,282	$19,185	$102,279	$104,565

(1)	Includes amounts related to both continuing operations and discontinued operations.

Key Operating Statistics:

	Twelve Months Ended December 31,
	2012	2011
Recovery
Residential and outpatient facilities
Net client service revenues (in thousands)	$219,851	$221,565
Available beds - end of period	1,938	2,076
Patient days	564,426	590,038
Net client service revenues per patient day	$389.51	$375.51
CTCs
Net client service revenues (in thousands)	$134,566	$123,215
Patient days	10,345,208	9,796,062
Net client service revenues per patient day	$13.01	$12.58
Youth
Residential facilities
Net client service revenues (in thousands)	$44,968	$42,323
Patient days	150,355	150,172
Net client service revenues per patient day	$299.08	$281.83
Outdoor programs
Net client service revenues (in thousands)	$26,726	$25,867
Patient days	53,655	53,694
Net client service revenues per patient day	$498.11	$481.75
Weight Management
Net client service revenues (in thousands)	$26,095	$29,454
Patient days	80,546	92,490
Net client service revenues per patient day	$323.98	$318.46

Other Data (in thousands except ratios):

	December 31, 2012	December 31, 2011
Total Adjusted Debt (1)	$570,996	$592,391
Cash Interest Expense (2)	42,144	41,293
Adjusted EBITDA (2)	102,279	104,565

Debt Covenant Ratios
Leverage Ratio (3)	5.58	5.65
Maximum Required Leverage Ratio per Credit Facility	6.75	6.75
	Compliant	Compliant
Interest Coverage Ratio (4)	2.43	2.54
Minimum Required Interest Coverage Ratio per Credit Facility	2.00	2.00
	Compliant	Compliant

Notes:

1.	Consolidated Total Debt is defined as the aggregate principal amount of indebtedness outstanding on such date, determined on a consolidated basis, consisting of borrowed money, capitalized leases, promissory notes or similar instruments minus cash and cash equivalents in excess of $0.5 million (cash reserve). The Total Adjusted Debt includes debt of discontinued operations of $0.2 million and $0.4 million at December 31, 2012 and 2011 respectively.
2.	Calculated over the four trailing quarters.
3.	Leverage ratio is defined as Consolidated Total Debt divided by the Adjusted EBITDA for the respective four trailing quarters.
4.	Interest coverage ratio is defined as our Adjusted EBITDA for the respective four trailing quarters divided by the cash interest expense over the same period

CRC HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$19,058	$10,183
Restricted cash	364	328
Accounts receivable, net	36,737	36,196
Prepaid expenses	4,781	8,372
Other current assets	2,591	2,638
Income taxes receivable	1,109	516
Deferred income taxes	6,352	6,365
Current assets of discontinued operations	2,623	1,261

Total current assets	73,615	65,859

Property and equipment, net	130,381	126,840
Goodwill	518,953	523,792
Other intangible assets, net	292,846	301,347
Other assets, net	20,396	21,119

Total assets	$1,036,191	$1,038,957

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,801	$4,994
Accrued payroll and related expenses	18,333	14,712
Accrued interest	9,412	8,193
Accrued expenses	8,721	9,134
Current portion of long-term debt	4,840	7,050
Deferred revenue	9,494	10,313
Other current liabilities	1,592	2,299
Current liabilities of discontinued operations	2,372	2,511

Total current liabilities	61,565	59,206

Long-term debt	584,535	594,629
Other long-term liabilities	8,740	8,331
Long-term liabilities of discontinued operations	6,275	6,797
Deferred income taxes	107,289	105,040

Total liabilities	768,404	774,003

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value - 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	464,932	468,305
Accumulated deficit	(197,074)	(203,351)
Accumulated other comprehensive loss	(71)	—

Total equity	267,787	264,954

Total liabilities and stockholders’ equity	$1,036,191	$1,038,957

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net client service revenues	$109,425	$104,334	$452,276	$442,564

Operating expenses:
Salaries and benefits	54,044	52,677	215,530	206,943
Supplies, facilities and other operating costs	34,097	33,027	135,422	133,120
Provision for doubtful accounts	1,953	2,539	7,661	8,962
Depreciation and amortization	5,629	4,964	20,254	19,585
Goodwill and asset impairment	3,813	4,157	8,653	6,104

Total operating expenses	99,536	97,364	387,520	374,714

Operating income	9,889	6,970	64,756	67,850
Interest expense	(12,149)	(10,567)	(48,969)	(45,323)
Other income	270	233	1,033	854

Income (loss) from continuing operations before income taxes	(1,990)	(3,364)	16,820	23,381
Income tax expense (benefit)	(1,115)	(1,675)	9,428	11,639

Income (loss) from continuing operations, net of tax	(875)	(1,689)	7,392	11,742
Income (loss) from discontinued operations, net of tax	731	(1,986)	(615)	(9,202)

Net income (loss)	(144)	(3,675)	6,777	2,540
Net loss attributable to noncontrolling interest	—	—	(500)	—

Net income (loss) attributable to CRC Health Corporation	$(144)	$(3,675)	$6,277	$2,540

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$6,777	$2,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,445	19,762
Amortization of debt discount and capitalized financing costs	5,602	4,054
Goodwill and asset impairment	8,653	9,010
Gain on interest rate swap agreement	—	(38)
Loss (gain) on disposal of property and equipment	1,249	(117)
Provision for doubtful accounts	7,939	9,257
Stock-based compensation	2,317	3,384
Deferred income taxes	(250)	(1,034)
Changes in assets and liabilities:
Restricted cash	(36)	218
Accounts receivable	(8,272)	(13,674)
Prepaid expenses	3,587	167
Income taxes	(594)	3,899
Other current assets	47	(715)
Accounts payable	723	632
Accrued liabilities	4,777	1,686
Other current liabilities	(1,575)	(2,058)
Other long-term assets	(985)	(2,290)
Other long-term liabilities	(141)	2,976

Net cash provided by operating activities	50,263	37,659

Cash flows from investing activities:
Additions of property and equipment	(19,375)	(17,410)
Proceeds from sale of property and equipment	783	170
Acquisition of businesses, net of cash acquired	(141)	(2,000)
Other	—	(126)

Net cash used in investing activities	(18,733)	(19,366)

Cash flows from financing activities:
Borrowings of long-term debt	84,094	—
Repayment of long-term debt	(88,130)	(12,628)
Borrowings on revolving line of credit	18,000	9,500
Repayments on revolving line of credit	(27,500)	(7,000)
Capital distributed to Parent, net	(5,690)	(2,523)
Capitalized financing costs	(2,858)	(3,169)
Acquisition of non-controlling interest	(500)	—
Excess tax benefit from stock options	—	599
Other	(71)	—

Net cash used in financing activities	(22,655)	(15,221)

Net increase in cash and cash equivalents	8,875	3,072
Cash and cash equivalents—Beginning of year	10,183	7,111

Cash and cash equivalents—End of year	$19,058	$10,183

Supplemental disclosure of noncash investing and financing activities:
Purchases of property and equipment included in accounts payable	$1,508	$411

Payable related to acquisition	$11	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$42,144	$41,293

Cash paid for income taxes, net of refunds	$1,449	$2,358

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Tuesday, April 2, 2013 beginning at 4:30 PM Eastern Time (1:30 PM Pacific Time). The number to call within the United States is (888)-428-9473. Participants outside the United States should call (719) 457-2648. The conference ID is 8671484.

A replay of the conference call will be available starting at 7:30 PM Eastern Time on Tuesday, April 2, 2013 until 7:30 PM Eastern Time Friday, April 9, 2013. The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 8671484.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements related to trends and events that may affect or future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may”, “will”, “should”, “likely”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “potential” or “plan”, or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	Our substantial indebtedness;

•	Unfavorable economic conditions that have and could continue to negatively impact our revenues;

•	Changes in reimbursement rates for services provided;

•	Failure to comply with extensive laws and governmental regulations given the highly regulated industry in which we operate and the ever changing nature of these laws and regulations;

•	Significant economic contribution that certain regions and programs have to our operating results;

•	Claims and legal actions by patients, students, employees, third-party payors, such as Medicare, and others;

•	Failure to cultivate new, or maintain existing relationships with patient referral sources;

•	Competition;

•	Shortage in qualified healthcare workers;

•	Our employees election of union representation;

•	Difficult, costly or unsuccessful integrations of acquisitions;

•	Accidents or other incidents at our programs;

•	Defaults by borrowers in our loan program;

•	Limited history of profitability;

•	Potential conflicts with our financial sponsors;

•	Natural disasters;

•	Adverse media;

•	Deficiencies in our internal controls; and

•	Regulatory risks.

A more detailed discussion of many of these factors, as well as other factors that could affect our results, is contained in our periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

About CRC Health Group

CRC Health Group is the most comprehensive network of addiction treatment and related behavioral health services in the nation. CRC offers the largest array of personalized treatment options, allowing individuals, families and professionals to choose the most appropriate treatment setting for their behavioral, addiction, weight management or therapeutic education needs. CRC is committed to making our services widely and easily available, while maintaining a passion for delivering advanced treatment. Since 1995, CRC has been helping individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.

Contact:

CRC Health Corporation

LeAnne M. Stewart, 408-645-3160

Chief Financial Officer